Exhibit 99

                             Financial Statements of
               Berliner Kraft-und Licht (Bewag)-Aktiengesellschaft
                     As Required by Regulation S-X 210.3-09

Reference is made to the section entitled "Report of Independent Accountants and Financial Statements of Berliner Kraft-und Licht (Bewag)-Aktiengesellschaft for Business Year 1997/1998," (pages F-66 to F-99) and Financial Statements of Berliner Kraft-und Licht (Bewag)-Aktiengesellschaft for Business Year 1998/1999," (pages F-100 to F-131) in the prospectus filed by Mirant Corporation (formally Southern Energy, Inc.) with the SEC on September 27, 2000 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with respect to Southern Energy's registration statement on Form S-1 (Registration No. 333-35390), for financial statements and other information regarding Berliner Kraft-und Licht (Bewag)-Aktiengesellschaft.



                             Financial Statements of
               Berliner Kraft-und Licht (Bewag)-Aktiengesellschaft
                             Business Year 1999/2000
                                    Unaudited
                     As Required by Regulation S-X 210.3-09

                                    Bewag AG
                            Business Year 1999/2000
                                  Balance sheet
                                   (Unaudited)


Assets                                        Notes  30 June 2000  30 June l999
                                                      DM thousand   DM thousand
Fixed assets                                    (1)
Intangible assets                               (2)      540,395      396,160
Property, plant and equipment                   (3)    6,414 318    6,817,365(1)
Financial assets                                (4)    1,112,451      848,312
                                                      ----------  -----------
                                                       8,067,164    8,061,837

Current assets
Inventories                                     (5)      156,647      167,872
Accounts receivable and other assets
     Trade accounts receivable                  (6)      625,102      522,116
     Receivables from subsidiaries              (7)       32,784        2,053
     Receivables from affiliated companies      (8)          785        5,577
     Other assets                               (9)      282,740       91,036
Securities                                                    -       184,295
Checks, cash on hand and on deposit with
Deutsche Bundesbank and Postbank,
cash in other bank accounts                    (10)       23,634      277,980
                                                      ----------   ----------
                                                       1,121,692    1,250,929
Prepaid expenses                               (11)        4,258      185,215
Special loss account                           (12)      441,778      445,857(1)
                                                      ----------   ----------
                                                       9,634,892    9,943,838
                                                      ==========   ==========

Liabilities                                  Notes  30 June 2000   30 June l999
                                                     DM thousand   DM thousand
Stockholders'equity and liabilities
Capital stock                                  (13)   1,139,075     1,120,000
Additional paid in capital                     (14)      56,800        56,800
Retained earnings                              (15)
  Statutory reserve                                     896,148       896,148(1)
  Special reserve under s.17 ss.4 DMBilG                441,778       445,857(1)
  Other retained earnings                             1,014,555     1,029,551
                                                     ----------    ----------
                                                      2,352,481     2,371,556
Net income available for distribution          (16)     250,880       246,400
                                                     ----------    ----------
                                                      3,799,236     3,794,756

Special item with partial reserve character    (17)   1,433,035     1,884,341
Special item for investment bonuses            (18)     343,529       386,546
Construction cost subsidies                    (19)     685,751       697,711
Provisions
Provisions for pensions and other
  employee benefits                            (20)     515,786       464,209
Provisions for taxes                                     87,453       189,882
Other provisions                               (21)   1,780,257     1,621,386(1)
                                                     ----------    ----------
                                                      2,383,496     2,275,477
Liabilities                                    (22)
Liabilities to banks                           (23)     499,777       381,160
Advance payments received                      (24)     109,896        78,177
Trade accounts payable                                  140,163       226,746
Liabilities to subsidiaries                    (25)      28,839           953
Liabilities to affiliated companies            (26)       1,582         5,709
Other liabilities                              (27)     194,721       200,666
                                                     ----------   -----------
                                                        974,978       893,411
Deferred income                                (28)      14,867        11,596
                                                     ----------   -----------
                                                      9,634,892     9,943,838
                                                     ==========   ===========

 (1) After adjustment pursuant to Section 36 DMBilG

       The accompanying notes are an integral part of these statements.

                                    Bewag AG
                             Business Year 1999/2000
                              Statement of income
                                  (Unaudited)


Statement of income

                                          Notes      1999/00       1998/99
                                           No.     DM thousand   DM thousand

Sales revenues                                      3,663,824      3,901,578 (1)
Electricity tax                                      -236,917        -46,948
                                                    ---------      ---------
                                            (29)    3,426,907      3,854,630
Inventory changes and other internally
produced and capitalized assets             (30)       43,518         46,078
Other operating income                      (31)      503,061        361,896
Cost of materials                           (32)     -963,309     -1,078,035
Personnel expenses                          (33)     -904,543     -1,196,754
Depreciation                                (34)     -625,862       -671,446
Other operating expenses                    (35)     -700,684       -788,845 (1)
Income from financial assets                (36)       12,756        -13,242
Net interest income                         (37)      -22,425        -29,204
                                                   ----------     ----------
Result of ordinary activities                         769,419        485,078
Extraordinary result                        (38)     -338,320              -
Taxes on income                             (39)     -180,219       -188,078
                                                   ----------     ----------
Net income for the year                               250,880        297,000
Allocations to other retained earnings                      -        -50,600
                                                   ----------     ----------
Net income available for distribution                 250,880        246,400
                                                   ==========     ==========

(1) After reclassification of DM 46,948 million electricity taxes from Other Operating expenses to Sales revenues

        The accompanying notes are an integral part of these statements.

                                    Bewag AG
                             Business Year 1999/2000
                               Cash-Flow Statement
                                   (Uaudited)

                                                          1999/00      1998/99
NOTES                                                   DM million   DM million

Net income for the year                                      251           297
Extraordinary result                                         338             -
Depreciation of fixed assets                                 622           689
Change in long-term provisions                              -225            51
Allocation to special items                                   11           150
Release of special items                                    -150          -161
Other expenses and income not affecting cash                 -78           -10
                                                            ----         -----
Result from disposals of fixed assets                       -148           -22
Increase/decrease in inventories, trade accounts
 receivable and other assets                                -141            51
Increase/decrease in inventories, trade
 accounts payable and other assets                            25            69
Payments related to extraordinary items (restructuring)     -388             -
                                                            ----         -----
Cash flow provided by operating activities                   117         1,114
                                                            ----         -----

Proceeds from disposals of fixed assets                       67            56
Purchases of fixed assets                                   -510          -446
Of which, increase in the invesetment of GASA              (-199)           (-)
                                                           -----         -----
Cash used for investing activities                          -443          -390
                                                           -----         -----
Dividends paid to stockholders                              -246          -224
Proceeds from loans raised                                   225             -
Repayments of loans                                         -118          -469
Changes in financing with subsidiaries                        27             -
                                                           -----         -----
Cash used for financing activities                          -112          -693
                                                           -----         -----
Net decrease (increase) in cash and cash equivalents        -438            31
                                                           =====         =====

Movements in cash and                  30 June 2000    30 June l999     Change
  cash equivalents                      DM million      DM million   DM million

Liquid funds                              24            278              -254
Securities held as current assets          -            184              -184
                                         ---            ---              ----
Cash and cash equivalents                 24            462              -438
                                         ===            ===              ====

                                     Bewag AG
                             Business Year 1999/2000
                        Notes to the Financial Statements
                                  (Unaudited)

Preliminary Remarks
Effective, 1 July 1993, Bewag was merged with the former East Berlin energy supply company Energieversorgung Berlin AG (EBAG). As a result of the merger under stock corporation law, legislation which, according to the unification treaty applies only to companies in the former GDR, now applies to Bewag as a whole. This is particularly relevant with regard to the provisions of the DM Balance Sheet Act (DMBilG) covering the Special-loss account, the Special reserve under Section 17 Sub-section 4 of the Act, and capital reorganization under Section 27 of the Act. In certain circumstances Section 36 DMBilG also stipulates changes in EBAG's opening balance sheet, which then retroactively entail corrections in certain balance sheet item valuations for each previous year. As of 30 June 2000, adjustments to the opening balance sheet were made with regard to the following items:
o       Property,  plant and equipment is shown DM 83.6 million  higher.
        The reason was that, on the one hand, official land assignment decisions led to a DM 3.5 million reduction of carrying amounts for land. Secondly, due to a change in accounting practice, liabilities to remedy soil contamination are no longer accounted for as a value reduction of the related asset but rather as a liability. This leads to a DM 87.1 million increase in historical costs of land.

o Provisions for contamination removal rose DM 87.1 million due to the above mentioned changed accounting practice. In addition, the Special -loss account and the Special reserve had to be increased by the same amount.

As a consequence of these adjustments, the Statutory reserve was reduced by DM 3.5 million.

Bewag must also take into account the stipulations of the Land Registry Adjustment Act (GBBerG). This act applies only to the territory which joined the Federal Republic under the unification treaty, and especially covers easements of utility supply companies in non-public land, as well as compensation payments due to the owners of such properties. Provisions were established for this purpose as of 30 June 1995, the date of the initial application of the Act. At the time, this provision did not affect operating results in the income statement; it had merely served to record such liabilities and related assets on the balance sheet.

In this respect, too, a change in accounting practices was made in the year under review. In accordance with an agreement between the Federal Office for Finance and the utility sector, the total historical costs of easements are now being reported as intangible assets. Originally, they had been carried at cash value as the law provides for compensation payments due in two equal installments on 1 January 2001 and 2011.

The difference between the value of the easements and the obligation was recorded as prepaid expense.

Because of the insignificance of Bewag's stockholdings as a whole in relationship to its financial and income positions, the company took advantage of the option provided by Section 296 Sub-section 2 of the Commercial Code (HGB) and chose not to prepare a consolidated annual statement.

Accounting and valuation methods
In the balance sheet and the income statement, certain items have been combined for the sake of greater clarity; they are then shown in greater detail in the notes. Furthermore, in an effort to provide more insight into the company's financial position, a number of items have been added to the balance sheet. The statement of income has been drawn up according to the cost-summary method. DM figures shown in the annual statement represent thousands. For the purpose of translating DM into Euro, an exchange rate of Euro 1 = DM 1.95583 has been used. Specifically, accounting and valuation are based on the following principles:

                                    Bewag AG
                            Business Year 1999/2000
                 Notes to the Financial Statements - (Continued)
                                  (Unaudited)

Assets
Purchased intangible assets are valued at cost less regular straight-line depreciation.

Property, plant and equipment are also assessed at acquisition or production cost. With regard to the cost of self-constructed assets, Bewag capitalizes only directly allocable costs. Interest paid on outside capital has been excluded from this item since 1 January 1991. When new Property, plant and equipment is added, investment subsidies are deducted from the costs of acquisition or production. Regular depreciation on Property, plant and equipment is carried out on a straight-line basis for buildings, and otherwise always at the highest digression rate permissible under taxation law; straight-line depreciation is used as soon as this leads to higher annual amounts. Plant for which special depreciation can be claimed under Section 4 of the Development Area Act (FordG) is also depreciated on the straight-line basis, as stipulated by law. Depreciation is based on the Federal Minister of Finance's depreciation table for the energy and water supply sector.

Regular depreciation of Property, plant and equipment is mainly based on the following service lives:

                Buildings                          25 - 50 years
                Generation & distribution assets   10 - 35 years
                Motor vehicles                       4 - 6 years
                Furniture and fixtures              4 - 10 years

In the in-service year of purchase or production, new assets are depreciated at
75.0 per cent of the normal annual rate.

According to one of the options under Section 6 Sub-section 2 of the Income Tax Act (EStG), minor assets are depreciated fully in the year of purchase or production. Financial assets are valued at acquisition cost. Interest-free loans included in Loans are discounted to their present value. If the book value of an asset calculated according to the above principles is greater than its quoted or market value at balance-sheet date, the excess over the market value is written off.

Inventories are valued at average acquisition costs, taking into account the lower of-cost-or-market rule. Deductions are made for inventories subject to long storage and thus potentially less suitable for use from an economic point of view. The amounts deducted depend on the rate of turnover for the goods concerned, and may not exceed a pre-set lower value limit.

With regard to Trade accounts receivable and other assets, an appropriate amount is deducted for identifiable single risks. Other risks are taken into account in a general allowance for bad debts and doubtful accounts. Within Trade accounts receivable, advance payments on receivables for goods and services are offset against electricity and heat supplied but not yet invoiced. Receivables for electricity supplied but not yet invoiced are assessed on the basis of electricity consumption and revenue projections; a differentiated group assessment procedure is applied. Interest-free receivables are discounted according to their terms.
No use is made of the option right to capitalize debt discount expenses: such expenses are immediately recorded in the income statement.

                                    Bewag AG
                             Business Year 1999/2000
                 Notes to the Financial Statements - (Continued)
                                  (Unaudited)

Provisions for which a Special loss account had been created in the opening balance sheet of EBAG as of 1 July 1990 and which have been used up, are not reported as an expenditure in the relevant items of the income statement; instead, the special loss account is depreciated by the amount of the used provisions.

Stockholders' equity and liabilities
As they become freely disposable, funds of the Special reserve under Section 17 Sub-section 4 of the DM Balance Sheet Act (DMBilG) are transferred to other retained earnings in accordance with the current version of the act, which has been in force since 25 July 1994.

The amount by which the regular depreciation of Property, plant and equipment differs from the increased deduction for depreciation under Section 14 of the Berlin Promotion Act (BerlinFG) and the special depreciation under Section 4 of the Development Area Act (FordG) are disclosed as Special items with partial reserve character, together with the Reserve under Section 6b of the Income Tax Act (EStG). The difference between regular depreciation and increased deduction is always released in accordance with established depreciation procedures, but the release of the special depreciation begins at the end of the preferential period.

Tax-free investment bonuses are shown under liabilities as Special Item for investment bonuses. The release of this item to income is carried out on a straight-line basis in accordance with the period of use of the subsidized assets.

Construction cost subsidies are released into income at an annual rate of 5.0 percent unless a shorter term has been agreed upon.

Provisions  for pensions  and  other  employee   benefits  are  formed
according to actuarial principles. Fractional values are determined on the basis of an interest rate of 6.0 per cent. A further third of the amount to be allocated to these provisions as a result of application of the new guidelines (1998 Heubeck guidelines), which reflect increased life expectancy, was accrued in the year under review.

Other  provisions  reflect all  risks  and  uncertain   obligations  which  are
identifiable  according to the principles of most probable estimate.
Provisions for early retirement are not discounted.

Liabilities are reported at their repayment value.

Foreign currency translation
Receivables and liabilities in foreign currency are translated at the exchange rate applicable on the date of origin of the claim or liability, unless a fall or rise in the exchange rate makes a devaluation of the claim or an upward valuation of the liability necessary.

Statement of cash flows
The Statement of cash flows prepared according to the rules issued by the German Accounting Standards Committee (DRS 2) breaks down payment flows into cash flow from operating, investing and financing activities. The balance represents the total change in financial resources in the course of the business year.

                                    Bewag AG
                             Business Year 1999/2000
                 Notes to the Financial Statements - (Continued)
                                   (Unaudited)

Notes to the Balance Sheet
(1) Fixed assets
Changes in individual items of Fixed assets in the 1999/2000 business year, including depreciation, are shown in the "Movements in fixed assets" schedule.

(2) Intangible assets
The two main Intangible assets are DM 371.9 million for easements under Section 9 of the Land Registry Adjustment Act (GBBerG), and DM 139.6 million for the right of using the 38OkV Helmstedt-Wolmirstedt-Berlin twin line. The increase in easements mainly results from valuation of rights of way for lines at their nominal value - a change in accounting practice in this reporting year to be consistent with tax-based valuation

(3) Property, plant and equipment
Additions and transfers to Property, plant and equipment involving completed and fully charged assets amount to DM 297.8 million. The most significant additions were investments made for power transmission and distribution assets (DM 165.2 million), buildings (DM 45.9 million) and district heating systems (DM 44.9 million). As a result of declining capital investment activity, advance payments received and assets under construction fell DM 65.8 million to DM 426.8 million. Gross asset disposals of DM 288.9 million under Intangible assets as well as Property, plant and equipment include DM 63.2 million in connection with outsourcing of Bewag's Information Processing Center into BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin. In addition, six properties were sold.

(4) Financial assets
The DM 23.8  million  increase  in  investments  in  subsidiaries  is due to the
acquisition   of  a  51.0  percent   stake  in   Landau-based   EnergieSudwest
Aktiengesellschaft,  and to the increase in equity in BerlinDat GmbH, Berlin, by
24.99  per cent to 74.99  percent.

After BerlinDat GmbH, Berlin, became a subsidiary according to the increase in our investment in this company, there are now DM 12.0 million Loans to subsidiaries. The majority of the DM 217.6 million increase in Investments, DM 199.1 million, relates to a 6,59 percent increase in equity in GASAG Berliner Gaswerke AG, Berlin, from 24.99 per cent to 31.58 percent. DM 19.6 million related to the payment of a capital contribution associated with the foundation of best energy GmbH, Berlin. In addition, the shares held in EFR Europaische Funk-Rundsteuerung GmbH, Berlin, were sold and the existing receivable under a loan agreement with EFR was assigned to the buyers.

Other Loans includes a DM 24.4 million loan to VEAG Vereinigte Energiewerke AG, Berlin.

(5) Inventories

                                       30 June 2000  30 June l999       Change
                                        DM thousand   DM thousand  DM thousand
Raw materials and supplies                 134,796       154,920       -20,124
Work in progress for public lighting        21,800        12,952         8,848
Advance payments                                51             -            51
                                           -------       -------       -------
Total                                      156,647       167,872       -11,225
                                           =======       =======       =======

The reduction in raw materials and supplies is mainly due to inventory cutbacks through optimized stock management.

                                    Bewag AG
                            Business Year 1999/2000
                 Notes to the Financial Statements - (Continued)
                                  (Unaudited)

(6) Trade accounts Receivable

                                    30 June 2000   30 June 1999        Change
                                     DM thousand    DM thousand   DM thousand

Electricity supplied                    554,977       412,476        142,501
Heat supplied                            68,907       107,642        -38,735
Other goods and services supplied         1,218         1,998           -780
                                        -------       -------        -------
Total                                   625,102       522,116        102,986
                                        =======       =======        =======

The increase in Trade accounts receivable from electricity supplied is due to electricity taxes for a full business year being included in accounts and to the effects resulting from changes in contract terms with many customers. The decline in Trade accounts receivable from heat supplied is a result of lower volume sales due to weather effects.


Receivables from electricity and heat supplied include DM 897.2 million in payments on account received for electricity and heat supplied but not yet billed (previous year: DM 980.4 million). Of the receivables shown here, DM 16,814 thousand (previous year: DM 20,265 thousand) have a remaining term of more than one year.

(7) Receivables from subsidiaries
Receivables shown here at DM 32.8 million are mainly due from BerlinDat GmbH, Berlin. They relate to award of IT services to this subsidiary following the outsourcing of the Bewag Information Processing Center retroactive as of 01 April 2000.

(8) Receivables from affiliated companies
Most of the DM 0.8 million receivables shown here are due from GASAG Berliner Gaswerke AG, Berlin.

(9) Other assets
DM 282.7 million of other assets shown include, in particular, DM 200.7 million
in   receivables   from   sale   of  the   former   headquarters   property   in
Berlin-Tiergarten. Of the other assets, DM 14,839 thousand (previous year: DM 10,819 thousand) have a remaining term of more than one year.

(10) Checks, cash on hand or on deposit with Deutsche Bundesbank and Postbank, cash in other bank accounts

                                                30 June 2000   30 June l999        Change
                                                 DM thousand    DM thousand   DM thousand
Checks and cash on hand                                1,509           454         1,055
Deposits with Deutsche Bundesbank and Postbank           232           323           -91
Cash in other bank accounts                           21,893       277,203      -255,310
                                                    --------       -------      --------
Total                                                 23,634       277,980      -254,346
                                                    ========       =======      ========


The clear reduction of cash results, in particular, from redundancy payments to employees under the restructuring program.

                                    Bewag AG
                            Business Year 1999/2000
                 Notes to the Financial Statements - (Continued)
                                  (Unaudited)

(11) Prepaid expenses
The prepaid expenses item reflects prepayments for pensions, taxes, insurance and other prepayments in the amount of DM 4.3 million. DM 170.6 million of the reduction in this account results from this year's change in the accounting practice related to easements. Previously this account contained the difference between the nominal value and the present value of the compensation payments under Section 9 of the Land Registry Adjustment Act (GBBerG). After the
accounting  change,  the  nominal  value  of the  easements  is  reported  as an intangible asset. This accounting is consistent with the tax balance sheet reporting, and the amount equals the related liability eliminating the requirement of reporting the difference between the nominal value and the present value of compensation payments.

(12) Special Loss account under Section 17 Sub-section 4 of the DM Balance Sheet Act (DMBilG)
DM 4.1 million in provisions under the Special loss account were used during the course of the year under review, and the Special loss account was reduced by this amount to a value of DM 441.8 million.

(13) Capital stock
The Annual Stockholders' Meeting held on 13 December 1999 passed the following resolution with regard to the company's Capital stock: By converting other Retained earnings into Capital stock, the company's Capital stock is increased by DM 19.1 million (Euro 9.8 million) to DM 1,139 million (Euro 582.4 million). The capital increase is effected without any new stock being issued, so that each individual no-par share accounts for a partial amount of Euro 2.60 in the total Capital Stock. At balance sheet date, Bayernwerk AG Aktiengesellschaft, Munich, and Southern Energy Holding Beteiligungsgesellschaft mbH, Berlin, each held 26.0 per cent, 23.0 per cent were held by PreussenElektra AG, Hanover, and
25.0 percent are in scattered ownership. Capital stock is divided into:
Group A shares (bearer shares with single voting right)
 150,666,800  no-par shares with 150,666,800  votes =  391,733,680 Euro, or DM 766,164,483.35
Group B shares (registered  shares with double  voting  right)
  73,333,200  no-par shares with 146,666,400 votes = 190,666,320 Euro, or DM 372,910,908.65

(14) Additional paid in capital
The Additional paid in capital contains allocations from share premiums and the reserves arising from the Bewag opening balance sheet of 1 April 1949.

(15) Retained earnings

                                                            30 June 2000    30 June l999        Change
                                                             DM thousand     DM thousand   DM thousand

   Statutory reserve                                           896,148         896,148 (1)          0
   Special reserve under Section 17 Sub-section 4 DMBilG       441,778         445,857 (1)     -4,079
   Other Retained earnings                                   1,014,555       1,029,551        -14,996
                                                             ---------       ---------       --------
   Total                                                     2,352,481       2,371,556 (1)    -19,075
                                                             =========       =========       ========

              (1) After adjustment according to Section 37 DMBilG


The Statutory reserve contains DM 871.9 million from an earlier realignment of the capital position of EBAG effected under Section 27 Sub-section 2 of the DM Balance Sheet Act (DMBilG). Within the scope of the capital increase, DM 19.1 million in other Retained earnings were converted into Capital stock. In addition, a freely disposable amount of DM 4.1 million was transferred from the Special reserve under Section 17 Subsection 4 of the DM Balance Sheet Act (DMBilG) to other Retained earnings.

                                    Bewag AG
                            Business Year 1999/2000
                 Notes to the Financial Statements - (Continued)
                                  (Unaudited)

(16)  Net  income  available  for  distribution
 The Net  income  available  for distribution is DM 250.9 million.


(17) Special item with partial reserve character

                                                           30 June 2000  30 June l999       Change
                                                            DM thousand   DM thousand  DM thousand
Increased depreciation under Section 14 of the
  Berlin Promotion Act (BerlinFG)                              292,320       439,956      -147,636
Special depreciation under Section 4 of the
  Development Area Act (FordG)                               1,140,715     1,421,727      -281,012
Reserve under Section 6b of the Income Tax Act (EstG)                -        22,658       -22,658
                                                             ---------     ---------     ---------
         Total                                               1,433,035     1,884,341      -451,306
                                                             =========     =========      ========

Major items comprising the reported decrease are the scheduled reversal of the special depreciation in an amount of DM 64.1 million, non-scheduled reversal for dismantling work amounting to DM 9.0 million, and early release of DM 355.6 million for the restructuring program. The previous year's amount of the Reserve under Section 6b of the Income Tax Act, DM 22.7 million, was transferred to the cost of production of the 380 kV diagonal link.

(18) Special item for investment bonuses
The overall reduction in this item to DM 343.5 million results from the effected release into income of DM 43.0 million.

(19) Construction cost subsidies
The DM 685.8 million total Construction cost subsidies is comprised of DM 27.6 million related to assets under construction, DM 434.0 million related to electricity supply, DM 223.6 million to heat supply, DM 0.5 million to networks and DM 0.1 million to public lighting.

(20) Provisions for pensions and other employee benefits
The DM 51.6 million increase in these provisions to DM 515.8 million is due mainly to an increase in the anticipated payments under the early and semi-retirement arrangements in accordance with the Consolidation Agreement effective 1 August 1999.

(21) Other provisions

                                                   30 June 2000  30 June 1999         Change
                                                    DM thousand   DM thousand    DM thousand

Easements under Section 9 (GBBerG)                    514,561       514,691           -130
Personnel                                             615,117       487,296        127,821
Contamination removal                                 465,327       470,046 (1)     -4,719
Uncertain liabilities from supplies and services       43,809        47,569         -3,760
Compensation liabilities for property                  21,976        25,199 (1)     -3,223
Demolition and dismantling                              5,455         5,724           -269
Sundry                                                114,012        70,861         43,151
                                                    ---------     ---------       --------
Total                                               1,780,257     1,621,386 (1)    158,871
                                                    =========     =========       ========

                 (1) After adjustment according to Section 37 DMBilG

                                    Bewag AG
                            Business Year 1999/2000
                Notes to the Financial Statements - (Continued)
                                  (Unaudited)

The provisions for personnel expenses mainly contain provisions for early retirement arrangements, profit-sharing measures, anniversary payments, annual bonus payments, residual holiday entitlement and flex-time accounts. The increase against last year results almost exclusively from restructuring measures pursuant to the Collective Consolidation Agreement effective 21 August 1999. The provisions for contamination removal take into account the costs anticipated in the eastern districts of Berlin for replacement of soil on contaminated properties, the removal and disposal of oil-insulated cables, and soil rehabilitation measures required as a result of leakage of oil-insulated cables on properties owned by third parties. To be consistent with the tax valuation, the previous accounting practice of reducing the value of the related contaminated properties in the area formerly supplied by EBAG is changed and the related liability is recorded under provisions for contamination removal.

The provisions for uncertain liabilities arising from supplies and services also contain provisions for contingent losses for future expenditures.

Sundry provisions mainly reflect liabilities from discounts, credits, compensation payments under Section 11 on the Act on Priority of Renewable Energies (EEG) and provisions for contingent liabilities.

(22) Liabilities
The composition and terms to maturity of our liabilities are listed in the following table:

Term to maturity                           Up to 1  year     1 - 5 years    Over 5 years      Total
                                            DM thousand      DM thousand     DM thousand   DM thousand
Liabilities to banks                            214,413         120,470       164,894        499 777
Previous year                                   116,502         111,997       152,661        381,160
Advance payments received                       109,896               -             -        109,896
Previous year                                    78,177               -             -         78,177
Trade accounts payable                          140,163               -             -        140,163
Previous year                                   226,746               -             -        226,746
Liabilities to subsidiaries                      28,839               -             -         28,839
Previous year                                       953               -             -            953
Liabilities to affiliated companies               1,582               -             -          1,582
Previous year                                     5,709               -             -          5,709
Other liabilities                               119,557          61,564        13,600        194,721
Previous year                                   111,313          61,353        28,000        200,666
Of which - tax liabilities                      (55,325)             -              -        (55,325)
         - Previous year                        (46,353)             -              -        (46,353)
         - social security liabilities          (20,531)             -              -        (20,531)
         - Previous year                        (21,810)             -              -        (21,810)
                                                -------         -------       -------       --------
Total liabilities                               614,450         182,034       178,494        974,978
Previous year                                   539,400         173,350       180,661        893,411


                                    Bewag AG
                            Business Year 1999/2000
                Notes to the Financial Statements - (Continued)
                                  (Unaudited)

(23) Liabilities to banks
The DM 118.6 million increase in Liabilities to banks results from taking out DM
175.0 million short-term money market loans, and a DM 50.0 million long-term loan. On the other hand, DM 103.2 million long-term loans were repaid, including DM 45.4 million made in advance of due date, resulting in a DM 3.2 million decrease in interest expense. Liabilities to banks also includes DM 2.9 million in loans under Section 16 of the Berlin Promotion Act (BerlinFG) and DM 173.4 million in loans under Section 17 of the same Act.

(24) Advance payments received
Advance payments received rose DM 31.7 million to DM 109.9 million. Advances increased DM 26.4 million the electricity business, and DM 7.6 million in public lighting, while they declined DM 2.3 million in ancillary business.

(25)  Liabilities to subsidiaries
Out of these DM 28.8 million liabilities, DM 27.8 million relate to BerlinDat GmbH, Berlin. They are connected with the outsourcing of the IT department.

(26) Liabilities to affiliated companies
These DM 1.6 million liabilities relate almost exclusively to GASAG, Berlin, and EUS Energie und Umwelt Service GmbH.

(27) Other liabilities
DM 194.7 million of this item includes, in addition to liabilities arising from taxes and social security commitments, an investment loan of DM 85.6 million from an insurance company.

(28) Deferred income
The DM 14.9 million item is comprised of an amount paid at the beginning of an air conditioning supply contract, which is being amortized according to schedule, and subsidies received in the context of purchase and rehabilitation of a heating system. The subsidy is being amortized as maintenance works progress.

                                    Bewag AG
                            Business Year 1999/2000
                Notes to the Financial Statements - (Continued)

Notes to the Statement of income
(29) Sales revenues

                                 1999/00          1998/99          Change
Breakdown by segments         DM thousand     DM thousand     DM thousand

Electricity                   2,869,514        3,019,179        -149,665
Electricity tax                -236,917          -46,948        -189,969
                              ---------        ---------        --------
                              2,632,597        2,972 231        -339,634

Heating                         770,811          850,638         -79,827
Public lighting                  23,499           31,761          -8,262
                              ---------        ---------        --------
Total                         3,426,907        3,854,630        -427,723
                              =========        =========        ========


Electricity revenues include DM 236.9 million of electricity taxes collected from customers and payable by Bewag to the tax authority. In order to emphasize that this is a transitory obligation with no effect on income, we have followed a recommendation issued by the principal professional committee of the Institute of German Certified Public Accountants and have, for the first time, deducted the electricity tax expenditure directly from electricity revenues with the exception of the minor amount related to Bewag's usage. In the previous year, the electricity tax expenditure was still fully reported under Other operating expenses.

DM 2,492.3 million of total adjusted electricity revenues are generated by sales to our Berlin customers. This represents a 14.8 per cent decline over last year although KWh sales in this customer segment have shown a moderate 0.6 percent increase. Most of this decline is due to price reductions to all customer groups. Part of this slump in revenue was compensated by the development of business activities outside Berlin. After monopolies on service territories had been removed, DM 39.9 million revenues were, for the first time, earned by supply to non-Berlin end users. In addition, revenues from power supplies to resellers and power traders reached a volume of DM 43.8 million. The previous business year had only seen DM 0.9 million electricity revenues outside Berlin, which resulted from power sales into the interconnected grid. The remaining electricity revenues for the reporting year are composed of DM 39.4 million for amortization to income of construction cost subsidies received, DM 14.3 million of ancillary income (in particular dunning and debt collection charges), and DM
2.9 million of charges for access to Bewag's  networks by other power suppliers.

The drop in sales revenues from heat supplies is mainly due to the distinct decrease in heat volume sales as a result of weather conditions, while the connected capacity remained nearly unchanged.

Falling revenues from operation and maintenance of the public lighting systems resulted from reduced services being billed. Inventory changes reflect a corresponding increase.

(30) Inventory changes and other internally produced and capitalized assets

                                                        1999/00          1998/99          Change
                                                     DM thousand      DM thousand     DM thousand
Changes in work in progress in public lighting          8,848              -219           9,067
Other internally produced and capitalized assets       34,670            46,297         -11,627
                                                      -------           -------         -------
Total                                                  43,518            46,078          -2,560
                                                      =======           =======         =======

                                    Bewag AG
                            Business Year 1999/2000
                 Notes to the Financial Statements - (Continued)
                                  (Unaudited)


(31) Other operating income

                                                         1999/00         1998/99           Change
                                                     DM thousand     DM thousand      DM thousand
Income from release of Special item
  with partial reserve character                      107,083           110,057          -2,974
  for investment bonuses                               43,017            50,593          -7,576

Gains from asset disposals                            171,503            33,811         137,692
Income from change in easement valuation (GBBerG)      24,430                -           24,430
Repairs and similar                                    23,684            26,264          -2,580
Subsidies for modification of Bewag assets             19,685            27,920          -8,235
Income from release of provisions                      18,533            10,348           8,185
Rentals                                                11,054            10,551             503
Inventory changes and internally produced and
  capitalized assets in ancillary business             10,635           -12,590          23,225
Adjustments from insurers and damages                  10,336            24,432         -14,096
Revenues from non-operating sales                       8,715             4,792           3,923
Income from reversal of value adjustments
  for inventories                                           -            12,963         -12,963
Sundry operating income                                54,386            62,755         - 8,369
                                                      -------           -------         -------
Total                                                 503,061           361,896         141,165
                                                      =======           =======         =======

The income from the release of special items with partial reserve character is attributable to the release of DM 48.4 million due to additional tax depreciation made in earlier years under Section 14 of the Berlin Promotion Act (BerlinFG), of DM 24.7 million due to special depreciation made in previous years under Section 4 of the Development Area Act (FordG), and of DM 34.0 million from transfer of the reserve under Section 6b of the Income Tax Act
(EStG).

Included in the gains from asset disposals, DM 158.2 million is due to the sale of the former Bewag headquarters property in the year under review.

Since the practice of accounting for easements according to GBBerG has been changed, the previous years' amortization of prepaid interest expense in the amount of DM 77.3 million was reversed. The accumulated linear depreciation of the higher easement amount over a tax-law based service life of 17 years totaled only DM 52.9 million. This results in the reported balance of DM 24.4 million.

                                    Bewag AG
                            Business Year 1999/2000
                Notes to the Financial Statements - (Continued)
                                  (Unaudited)

(32) Cost of materials

                                                                     1999/00       1998/99        Change
                                                                 DM thousand   DM thousand   DM thousand

Cost of raw materials and supplies, and of purchased materials     817,947        864,368       -46,421
of which - fuel                                                   (432,050)      (483,469)     (-51,419)
         - power incl. grid use charges                           (291,747)      (289,956)       (1,791)

Cost of purchased services                                         145,362        213,667       -68,305
                                                                  --------      ---------      --------
Total                                                              963,309      1,078,035      -114,726
                                                                  ========      =========      ========

The reduction in fuel costs is mainly attributable to reduced in-house generation and lower prices for natural gas and coal in the reporting year.

Although purchased electricity volumes increased by a considerable 43.6 per cent, power purchasing costs are nearly consistent with last year's number. Most of this is due to lower purchasing prices and a higher share of low-price spot buying. On the other hand, the obligation to buy renewable resources-based energy at clearly above-market rates resulting from the new law, caused a DM
18.3 million charge. The decrease in Cost of purchased services is mainly due to fallen levels of repairs by outside contractors in generation and distribution, and to further savings in maintenance. It also reflects increased use of in-house staff on so-called insourcing programs.


(33) Personnel expenses

                                                   1999/00           1998/99          Change
                                                 DM thousand       DM thousand     DM thousand

Wages and salaries                                  701,500          902,414        -200,914
Social security and other pension costs,            203,043          294,340         -91,297
of which in respect of retirement pensions          (76,213)        (131,592)       (-55,379)
                                                    -------        ---------       ---------
Total                                               904,543        1,196,754        -292,211
                                                    =======        =========       =========

The large decrease in wages & salaries and social security costs is due primarily to the overall headcount reduction of 1,269 employees. In addition, last year's amount contains early and semi-retirement expenses which are this year shown in the extraordinary result.

The main reason for declining pension costs is a lower level of pension accruals. This is due to last year's increase of pensions and the fact that pension costs had included provisions for compensation payable under the early retirement program in 1998/99, while these amounts are this year reported under the extraordinary result. Allocations to pension provisions include a further DM 12.6 million to gain conformity with the 1998 Heubeck guidelines.
Personnel expenses which are directly linked with Bewag's restructuring program are part of the extraordinary result.

(34) Depreciation
Depreciation of Intangible assets and Property, plant and equipment can be seen in the "Movements in fixed assets" schedule. It includes DM 6.3 million nonscheduled depreciation on Property, plant and equipment. This item also contains DM 4.1 million in depreciation on the Special loss account, and DM 34.0 million in depreciation from the transfer of the Reserve under Section 6b of the Income Tax Act (EStG).

                                    Bewag AG
                            Business Year 1999/2000
                 Notes to the Financial Statements - (Continued)
                                  (Unaudited)

(35) Other operating expenses

                                                                1999/00          1998/99         Change
                                                             DM thousand      DM thousand    DM thousand
Allocation to special items with partial reserve character       11,322         149,869        -138,547
Franchise fee                                                   231,961         210,311          21,650
Outside services admin & sales                                  157,154         155,386           1,768
Professional fees                                                46,783          22,473          24,310
Rentals                                                          35,094          35,354            -260
Depreciation on receivables and other assets                     31,132          19,279          11,853
Losses from disposal of assets                                   29,582          11,847          17,735
Advertising                                                      21,366          14,637           6,729
Purchase of materials admin & sales, and office supplies         20,517          20,948            -431
Expenses of other periods in heat billing                        19,497          10,254           9,243
Insurance premiums                                               16,651          21,200          -4,549
Postage, freights out etc.                                       11,049          10,607             442
Membership and other fees                                         9,549           7,785           1,764
Other taxes                                                       8,568           9,939          -1,371
Release of the prepaid expenses item for easements                    -          22,901         -22,901
Sundry operating expenses                                        50,459          66,055         -15,596
                                                               --------         -------        --------
Total                                                           700,684         788,845         -88,161
                                                               ========         =======        ========

The Allocation to special items with partial reserve character consists in an allocation to the Reserve under Section 6b of the Income Tax Act (EStG).

Most of the increase in the Franchise fee is based on the increase stipulated in the franchise agreement with the state of Berlin, which came into effect on 1 January 2000.

Purchased services for the administration and sales departments include DM 9.9 million of repairs by outside contractors. Other purchased services mainly relate to information processing (DM 52.4 million), maintenance works (DM 33.5 million) the bulk of which, DM 24.7 million, was spent on refurbishing the buildings which are designated as historically significant where the former company headquarters was located (the "Shell-Haus"), conversion works (DM 15.3 million) and dismantling works (DM 6.9 million).

The majority of Professional fees is related to consultancy services for the Target Costing Project, development of new sales strategies, establishment of a call center and several IT projects.

Most of the rise in Depreciation on receivables and other assets reflects the higher level of risks in a competitive environment.

The increase in Losses from asset disposals is mainly due to shift of title for hardware and software to BerlinDat GmbH, Berlin, when the Information Processing Center was outsourced to this company.

The Expenses of other periods in heat billing have primarily been caused by retroactive price reductions.

To improve transparency of the company's income position, the electricity tax that had previously been reported under this item, has now been directly deducted from electricity revenues, except for the share due on Bewag's usage. Electricity taxes on Bewag's usage are reported under other taxes. The previous-year figure has been adjusted accordingly.

                                    Bewag AG
                             Business Year 1999/2000
                Notes to the Financial Statements - (Continued)
                                   (Unaudited)

(36) Income from financial assets

                                            1999/00         1998/99          Change
                                        DM thousand     DM thousand     DM thousand

Income from investments,                   10,625          9,604           1,021
 of which from subsidiaries               (10,611)        (3,489)         (7,122)
Income from other securities and
 from lending of financial assets           2,765          2,405             360
 of which from subsidiaries                (2,518)        (1,535)           (983)

Depreciation on financial assets and
 marketable securities                       -120        -24,572          24,452
Expenses for losses transferred              -514           -679             165
                                           ------        -------         -------
Total                                      12,756        -13,242          25,998
                                           ======        =======         =======

Income from investments consists largely of the 1999 dividends and corporation tax credits received from BerlinDat GmbH, Berlin, and the district heating subsidiary Fernheizwerk Neukolln AG, Berlin. The Income from other securities and lending of financial assets mostly stems from loans to the power equipment testing facility IPH Institut "Pruffeld fur elektrische Hochleistungstechnik" GmbH, Berlin, to EAB Fernwarme, Berlin, and the landfill gas use company "DEPOGAS-Gesellschaft zur Gewinnung und Verwertung von Deponiegasen mbH". The Expenses for losses transferred result entirely from the loss incurred by "DEPOGAS-Gesellschaft zur Gewinnung und Verwertung von Deponiegasen mbH" in the 1999 business year.

(37) Net interest income

                                       1999/00       1998/99         Change
                                    DM thousand    DM thousand    DM thousand

Other interest and similar income     10,502          18,912        -8,410
 of which from subsidiaries               (-)           (449)        (-449)
Interest and similar expenses        -32,927         -48,116        15,189
                                    --------        --------       -------
Total                                -22,425         -29,204         6,779
                                    ========        ========       =======

The reduction in Other interest and similar income is mainly due to the lower average level of financial investments.

The decline in Interest and similar expenses is largely the result of a reduced average loan portfolio.

                                    Bewag AG
                            Business Year 1999/2000
                           Balance Sheets by activity
                                  (Unaudited)
(38) Extraordinary result

                                                               1999/00       1998/99         Change
                                                             DM thousand   DM thousand    DM thousand

Extraordinary income                                           367,376              -        367,376
of which extraordinary income from:
  Release of special items with partial reserve character     (355,547)            (-)      (355,547)
  Release of provisions for anniversary payments               (11,829)            (-)       (11,829)
Extraordinary expenses                                        -705,696             (-)      -705,696
of which extraordinary expenses for
  Redundancy payments                                        (-395,693)            (-)     (-395,693)
  Early retirement                                           (-298,006)            (-)     (-298,006)
  Semi-retirement                                             (-11,997)            (-)      (-11,997)
                                                            ----------          -----      ---------
Total                                                         -338,320              -       -338,320
                                                            ==========          =====      =========


On 23 July 1999, Bewag concluded a Collective Consolidation Agreement with the unions that provides for socially acceptable job reduction from approximately 8,500 to between 4,500 and 4,700 full-time jobs by 2002 at the latest. The Agreement became effective on 1 August 1999. The magnitude of this job reduction makes it a one-time measure going beyond ordinary business activities. We therefore report all income and expenses resulting from these measure in an extraordinary result. Under Extraordinary income, DM 99.2 million in premature releases of Special items with partial reserve character for increased depreciation under Section 14 of the Berlin Promotion Act (BerlinFG), and DM
256.3 million in special depreciation under Section 4 of the Development Area Act (FordG) are reported, as this measure serves exclusively to absorb the high charges from the staff reduction program. The reversal of accrued anniversary payments relates to those employees who left the company under the Collective Consolidation Agreement.

(39) Taxes on Income

                                   1999/00         1998/99          Change
                               DM thousand      DM thousand     DM thousand

Corporate tax                     111,869         110,000            1,869
Solidarity surcharge                5,976           5,822              154
Trade tax on earnings              62,374          72,256           -9,882
                                  -------         -------          -------
Total                             180,219         188,078           -7,859
                                  =======         =======          =======

The decrease in Trade taxes on earnings is attributable to a lower tax base as a result of declining net income. As the extraordinary result is negative, tax expenses relate exclusively to the result of ordinary activities.

                                    Bewag AG
                            Business Year 1999/2000
                           Balance Sheets by activity
                                  (Unaudited)

                                                             Generation and        Generation and
                                                            other electricity     other electricity
                                                               activities            activities
                                                                1999/00                1998/99
                                                               DM thousand           DM thousand
Assets
Fixed assets
Intangible Assets                                                  4,545                  5,928
Property, plant and equipment                                  2,137,329              2,385,700 (4)
Financial assets                                                       -                      -
                                                               ---------              ---------
                                                               2,141,874              2,391,628
Current assets
Inventories                                                      115,657                126,857 (3)
Accounts receivable and other assets
  Trade accounts receivable                                      554,977                412,476
  Receivables from subsidiaries and from affiliates companies        993                  2,101
  Other assets                                                    22,926                 25,937
Securities                                                             -                      -
Checks, cash on hand and on deposit with
Deutsche Bundesbank and Postbank,
Cash in other bank accounts                                            -                      -
                                                                --------               --------
                                                                 694,553                567,371
Prepaid expenses                                                   1,188                  5,112
Special loss account                                              69,899                 30,777 (4)
                                                               ---------              ---------
                                                               2,907,514              2,994,888
                                                               =========              =========

Stockholder's equity and liabilities

Equity
Capital stock and retained earnings                            1,070,785              1,070,785 (4)
Balance of capital netting                                       395,249                140,228 (3)
Net income available for distribution                             45,199                129,365
                                                               ---------              ---------
                                                               1,511,233              1,340,378

Special item with partial reserve character                      404,783                633,327
Special item for investment bonuses                              205,597                237,304
Construction cost subsidies                                            -                     -

Provisions
 Provisions for pensions and other employee benefits             206,514                190,956
 Provisions for taxes                                             32,490                      -
 Other provisions                                                342,096                312,507 (4)
                                                                --------                -------
                                                                 581,100                503,463

Liabilities
Liabilities to banks                                                  -                      -
Advance payments received                                         68,447                 49,070
Trade accounts payable                                           107,280                192,388
Liabilities to subsidiaries and to affiliated companies            1,704                  5,317
Other liabilities                                                 27,370                 33,550
                                                               ---------              ---------
                                                                 204,801                280,325
Deferred Income                                                        -                     91
                                                               ---------              ---------
                                                               2,907,514              2,994,888
                                                               =========              =========

(1) Including DM 784,104 thousand in transfers
(2) Including DM  62,830 thousand in transfers
(3) Reclassification of Raw materials and supplies from Generation and other electricity activities to Non-electricity activities DM 10,787 thousand
(4) After adjustment according to Section 36 DMBilG

                                    Bewag AG
                            Business Year 1999/2000
                     Balance Sheets by activity - (Continued)
                                  (Unaudited)

Electricity      Electricity      Non-electricity     Non-electricity
networks         networks         activities          activities           Total                Total
1999/00          1998/99          1999/00             1998/99              1999/00              1998/99
DM thousand      DM thousand      DM thousand         DM thousand          DM thousand          DM thousand


   312,216           248,501           223,634          141,731              540,395              396,160
 2,686,282         2,901,179 (4)     1,590,707        1,530,486 (4)        6,414,318            6,817,365 (4)
        -                 -          1,112,451          848,312            1,112,451              848,312
 ---------         ---------         ---------        ---------            ---------            ---------
 2,998,498(1)      3,149,680         2,926,792        2,520,529            8,067,164            8,061,837

    29,152            23,514            11,838           17,501 (3)          156,647              167,872

     1,218             1,997            68,907          107,643              625,102              522,116
        68                 6            32,508            5,523               33,569                7,630
    28,330            27,759           231,484           37,340              282,740               91,036
        -                 -                 -           184,295                   -               184,295


        -                 -             23,634          277,980               23,634              277,980
 ---------         ---------         ---------        ---------            ---------           ----------
    58,768            53,276           368,371          630,282            1,121,692            1,250,929
       896            84,982             2,174           95,121                4,258              185,215
   134,228           165,677 (4)       237,651          249,403 (4)          441,778              445,857 (4)
 ---------         ---------         ---------        ---------            ---------           ----------
 3,192,390         3,453,615         3,534,988        3,495,335            9,634,892            9,943,838
 =========         =========         =========        =========            =========           ==========




 1,175,699         1,175,699 (4)     1,301,872        1,301,872 (4)        3,548,356            3,548,356 (4)
      -242           261,652          -395,007         -401,880 (3)               -                     -
   114,140            63,717            91,541           53,318              250,880              246,400
 ---------         ---------         ---------        ---------            ---------            ---------
 1,289,597         1,501,068           998,406          953,310            3,799,236            3,794,756

   590,914 (2)       769,472           437,338          481,542            1,433,035            1,884,341
    51,528            54,677            86,404           94,565              343,529              386,546
   458,919           465,486           226,832          232,225              685,751              697,711


   129,971            99,694           179,301          173,559              515,786              464,209
         -                -             54,963          189,882               87,453              189,882
   615,513           516,880(4)        822,648          791,999(4)         1,780,257            1,621,386 (4)
 ---------         ---------         ---------        ---------            ---------           ----------
   745,484           616,574         1,056,912        1,155,440            2,383,496            2,275,477


        -                 -            499,777          381,160              499,777              381,160
    38,187            27,125             3,262            1,982              109,896               78,177
    11,798            12,645            21,085           21,713              140,163              226,746
        42               375            28,675              970               30,421                6,662
     5,921             6,187           161,430          160,929              194,721              200,666
  --------          --------         ---------        ---------            ---------           ----------
    55,948            46,332           714,229          566,754              974,978              893,411
       -                   6            14,867           11,499               14,867               11,596
 ---------         ---------         ---------        ---------            ---------            ---------
 3,192,390         3,453,615         3,534,988        3,495,335            9,634,892            9,943,838
==========         =========         =========        =========            =========            =========

                                    Bewag AG
                            Business Year 1999/2000
                        Statements of Income by Activity
                                  (Unaudited)

                                                         Generation and       Generation and
                                                         other electricity    other electricity
                                                         activities           activities
                                                         1999/00              1998/99
                                                         DM thousand          DM thousand

Sales revenues                                            2,590,091 (1)        2,933,352
Inventory changes and other internally produced
 and capitalized assets                                       2,825                2,903
Other operating income                                      230,271              143,113
Income resulting from netting with other activities         896,454              585,967
Cost of materials                                          -810,910            - 914,724
Personnel expenses                                         -362,166             -490,116
Depreciation                                               -234,770             -314,687
Other operating expenses                                   -114,272             -109,738
Expenses resulting from netting with other activities    -2,170,296           -1,577,506
Income from financial assets                                     -                     -
Net interest income                                          -1,377                  914
                                                         ----------           ----------
Result of ordinary activities                                25,850              259,478
Extraordinary result                                         53,590                    -
Taxes                                                       -34,241             -100,607
                                                         ----------           ----------
Net income for the year                                      45,199              158,871
Allocations to other retained earnings                            -              -29,506
                                                         ----------           ----------
Net income available for distribution                        45,199              129,365
                                                         ==========           ==========


(1) Reconciliation  with electricity sales revenues
     DM 2,590,091 thousand Sales revenues Generation
                  and other electricity activities
       +DM 39,445 thousand Construction cost subsidies
                  (included in sales revenues Electricity networks)
        +DM 2,880 thousand income from  third-party  grid use (included in Sales revenues Electricity networks)
          +DM 181 thousand other revenues (Included in Sales
                  revenues Electricity networks)
      --------------------------------------------------------------
     DM 2,632,597 thousand  Electricity  sales  revenues

(2) Including DM 23,499  thousand for public lighting
(3) Including DM 1,006,875 thousand in grid use charges from internal transfer pricing
(4) Including DM 48,457 thousand in transfers

                                    Bewag AG
                            Business Year 1999/2000
                Statements of Income by Activity - (Continued)
                                  (Unaudited)

Electricity       Electricity      Non-electricity   Non-electricity
Networks          networks         activities        activities            Total            Total
1999/00           1998/99          1999/00           1998/99              1999/00          1998/99
DM thousand       DM thousand      DM thousand       DM thousand         DM thousand     DM thousand
   66,005 (2)       70,640           770,811            850,638          3,426,907        3,854,630

   25,549           29,902            15,144             13,273             43,518           46,078
   63,644           88,970           209,146            129,813            503,061          361,896
1,429,061 (3)    1,160,979         1,312,461            549,185          3,637,976        2,296,131
  -80,983          -85,132           -71,416            -78,179           -963,309       -1,078,035
 -227,932         -260,191          -314,445           -446,447           -904,543       -1,196,754
 -249,735 (4)     -197,640          -141,357           -159,119           -625,862         -671,446
 -287,685         -371,396          -298,727           -307,711           -700,684         -788,845
 -698,268         -313,333          -769,412           -405,292         -3,637,976       -2,296,131
      -                 -             12,756            -13,242             12,756          -13,242
       96              -11           -21,144            -30,107            -22,425          -29,204
---------        ---------        ----------          ---------         ----------       ----------
   39,752          122,788           703,817            102,812            769,419          485,078
  155,487               -           -547,397                  -           -338,320                -
  -81,099          -47,608           -64,879            -39,863           -180,219         -188,078
---------        ---------        ----------          ---------         ----------       ----------
  114,140           75,180            91,541             62,949            250,880          297,000
       -           -11,463                 -             -9,631                 -           -50,600
---------        ---------        ----------          ---------         ----------       ----------
  114,140           63,717            91,541             53,318            250,880          246,400
=========        =========        ==========          =========         ==========       ==========


                                    Bewag AG
                            Business Year 1999/2000
                                   (Unaudited)

Notes to balance sheets / income statements by activity

The provisions under Section 9 of the Energy Industry Act (EnWG) stipulate the obligation to apply a so-called "unbundling" in accounting of integrated electricity supply companies. This means that for accounting purposes, the activities of the company must be separated into generation, transmission and distribution, and non-electricity activities.

For bookkeeping purposes, Bewag has based its unbundling concept on the following profit-center structure:

o Our operational business units are centers for Sales and Electricity Trading, Customer Service, Networks, Generation, and Heating. On a higher level, there are central functions with responsibility for tasks in the field of services, and in the field of corporate management and control. Valuation of internally rendered services is based on close-to-market prices.

o    The centers for  Generation,  Sales and Electricity  Trading,  and Customer
     Service   constitute  the  activity   "Generation  and  other   electricity
     activities."

o The "Electricity networks" activity consists of the transmission and distribution activities of the Networks Center, which is essentially responsible for transportation. The distinction between transmission and distribution is made at the 110 kilovolt level. On the basis of the so-called "forwarder model", the Networks Center renders only a forwarding service rather than being the buyer of the power produced by the Generation Center.

o Under Non-electricity activities, the central functions and the Heating Center are combined. Management functions such as controlling, financial planning and accounting are based on the concept of a notional holding company.

Balance sheet and statement of income items are normally directly related to the respective activities. However, in cases where the connection to individual activities is only indirect, or where a further splitting of accounts would have been overly complicated, allocation to a particular item has been based on appropriate keys. The result of the notional holding, which mostly consists of expenses, is fully charged out to the various operational units.

The starting balance of stockholder's equity has been distributed among the activities proportionately to balance sheet totals. This ensures that all functions have the same equity ratio. We have not shown the movements in fixed assets for individual activities. Movements in technical assets correspond largely to the asset movements of the overall company

                                    Bewag AG
                            Business Year 1999/2000
                               Major Transactions
                                  (Unaudited)

Major transactions

Under Section 9 Sub-section 4 of the Energy Industry Act (EnWG), major transactions with subsidiaries of affiliated companies as well as with companies owned by the same stockholders must be reported. In the course of the 1999/00 business year, Bewag conducted major transactions on the basis of the following contracts with businesses under this provision:

o Contract dated 23 May 1986 and 25 November 1988, with GASAG Berliner Gaswerke AG, Berlin and Ruhrgas Aktiengesellschaft, Essen, on purchase of natural gas for the Lichterfelde combined heat and power plant;

o Contract dated 1 October 1991 with PreussenElektra AG, Hanover, and VEAG Vereinigte Energiewerke AG, Berlin, on operation, maintenance and use of the Helmstedt-Wolmirstedt-Berlin 380-kilovolt double line.

o Contract dated 1 October 1991 with PreussenElektra AG, Hanover, on exchange of electricity effective on 7 December 1994.

o Contract dated 30 March 1995 with VEAG Vereinigte Energiewerke AG, Berlin, on cooperation in the field of electricity operations and including provisions regarding cooperation in operating their high-voltage networks.

o Contract dated 23 June 1995 with GASAG Berliner Gaswerke AG, Berlin, Verbundnetz Gas AG, Leipzig, Ruhrgas AG, Essen, and Brigitta Erdgas und Erdol GmbH, Hanover, on delivery of natural gas for the Lichtenberg, Mitte and Klingenberg combined heat and power plants and, under certain conditions, also for the Buch plant.

o Contract dated 14 July /4 September 1998 with GASAG Berliner Gaswerke AG, Berlin, and Ruhrgas AG, Essen, on deliveries of gas for the Lichterfelde combined heat and power plant.

o Contract dated 1 February/5 March 1999 with GASAG Berliner Gaswerke AG, Berlin, on deliveries of gas for small-sized heat plants between 1 January 1999 and 1 January 2004.

PreussenElektra AG, Hanover, because of the interest it held in Bewag together with Bayernwerk AG, Munich, and Southern Energy Holding Beteiligungsgesellschaft mbH, Berlin, was a related company. GASAG Berliner Gaswerke AG, Berlin, is one of Bewag's affiliated companies, for Bewag held 31.58 per cent of this company's capital stock at balance sheet date. Finally, both PreussenElektra AG, Hanover, and Bayernwerk AG, Munich, owned more than 20 per cent of the capital stock of VEAG Vereinigte Energiewerke AG, Berlin, during the reporting period. This means that the same stockholders held significant amounts of stock in both this company and Bewag. Otherwise, applying Section 286 Sub-section 3 of the Commercial Code (HGB) correspondingly, we are not reporting any further details of the existing business relationships.

                                    Bewag AG
                            Business Year 1999/2000
                            Supplementary information
                                  (Unaudited)

Effects of changes in valuation and utilization of tax regulations in income.

The changed practice of accounting for easements according to Section 9 GBBerG has resulted in an additional income of DM 24.4 million. However, this measure has no effect on the net income for the year as the release of the Special item with partial reserve character was correspondingly lower.

Due to the balance of allocations to, and releases of, special items with partial reserve character and its effect on tax expenditure and other expenses dependent on profits or dividends, the reported Net income for the year is approximately DM 221 million higher than the amount which otherwise would have had to be reported.


Other financial commitments

Future capital expenditure already approved by the Supervisory Board, and maintenance work due in coming years, represent purchase commitments of approximately DM 222 million (previous year: DM 515 million). The majority of this amount is earmarked for capital expenditure on rehabilitation and extension of our electricity and heat production and distribution facilities. The cash value of payment obligations arising from long-term tenancies and rental agreements is approximately DM 338 million (previous year: DM 351 million).

There are approximately DM 43 million (previous year: DM 303 million) in other discounted financial commitments, including approximately DM 15 million (previous year: DM 76 million) relating to subsidiaries. Fuel and power supplies are secured by long-term contracts.

                                    Bewag AG
                             Business Year 1999/2000
                                   (Unaudited)

Shareholdings under Section 285 No. 11 of the Commercial Code (HGB)

Name and location of  the  company                       Share in       Equity on      1999 result
                                                          Capital     31 Dec. 1999
                                                             %         DM thousand     DM thousand

DEPOGAS-Geselischaft zur Gewinnung und Verwertung
  von Deponiegasen mbH, Berlin (1)                         100.00             0                0
EAB Fernwarme GmbH, Berlin                                 100.00             0           -3,461
Bewag Immobilienmanagement GmbH, Berlin                    100.00           577              229
IPH lnstitut "Pruffeld fur elektrische
  Hochleistungstechik" GmbH, Berlin                        100.00        13,936           -1,169
Bewag Energiemanagement GmbH, Berlin (2)                   100.00           672              179
FHW Fernheizwerk Neukolln Aktiengesellschaft, Berlin        75.22        27,326            4,210
BerlinDat Gesellschaft fur Informationsverarbeitung
  und Systemtechnik mbH, Berlin (3)                         74.99         6,525            6,836
EAVV Energie Assekuranz Versicherungs
  Vermittlungs GmbH, Berlin                                 60.00           734              634
EnergieSudwest AG, Landau                                   51.00        43,302            2,803
ARGE Energiesparpartnerschaft Bewag/Landis &
  Gyr GbR, Berlin (2)                                       50.00           895           -1,212
best energy GmbH, Berlin (4)                                50.00        39,111               -6
Berliner Energieagentur GmbH, Berlin                        33.00         2,746             -279
GASAG Berliner Gaswerke AG, Berlin                          31.58       761,854          -87,986
EBH Energie-Beteiligungsholding GmbH, Dortmund              25.00       546,933           -2,749
Abwicklungsgesellschaft EUS
Energie und Umwelt Service GmbH, Berlin                     25.00             -                -

(1) A profit  and loss  transfer  agreement  with the  company  is in place
(2) Financial  statements of 1998
(3) The business  year ended on 30 September  1999
(4) Abridged business year from 14 December 1999 to 31 December 1999.

Contingencies
Of the liabilities on guaranties, which total DM 42.0 million (previous year: DM
24.8 million), DM 23.7 million are with BerlinDat GmbH, Berlin, DM 14 million for loans of EAB Fernwarme GmbH, Berlin, DM 2.1 million for loans of IPH Institut "Pruffeld fur elektrische Hochleistungstechnik" GmbH, Berlin, DM 1.2 million for loans of Bewag Energiemanagement GmbH, Berlin, and DM 1.0 million for loans of DEPOGAS-Gesellschaft zur Gewinnung und Verwertung von Deponiegasen mbH, Berlin. In addition, there are letters of comfort worth DM 17.0 million to subsidiaries (previous year: DM 30.2 million to subsidiaries).

Investment Notification
In accordance with Section 20 Sub-section 1 of the German Stock Corporation Act, Bewag was notified by the Southern Company, Atlanta, on behalf of Southern Energy Holding Beteiligungsgesellschaft mbH, Berlin, by letter of 6 October 1997, and by Bayernwerk AG, Munich, by letter of 13 January 1998, that each of these two companies owns more than 25 per cent of Bewag stock. By letter of 21 July 2000, E.ON Energie AG, Munich, announced to us the merger of Bayernwerk AG with PreussenElektra AG, now trading under the name of E.ON Energie AG.

Average staff number in the business year

Employees (excluding apprentices)            1999/00      1998/99        Change

Craftsmen                                     2,607         3,306         -699
Technical staff                               2,877         3,196         -319
Commercial staff                              1,934         2,185         -251
                                              -----         -----       ------
Total                                         7,418         8,687       -1,269
                                              =====         =====       ======

                                    Bewag AG
                             Business Year 1999/2000
                                   (Unaudited)

Corporate Governance
Members of Bewag's Supervisory Board and Management Board are listed on Appendix 1 to these notes. For the 1999/2000 business year, the total remuneration of the Management Board was DM 4,308,194 (previous year: DM 4,268,748), and the remuneration for Supervisory Board members totaled DM 520,000 (previous year: DM 514,000). A total DM 5,104,748 (previous year: DM 2,638,693) was paid to former members of the Management Board and their surviving families; a total DM 25,987 thousand (previous year: DM 26,151 thousand) was accrued as provisions for pension liabilities to this group of persons.

Distribution of the available net income
We propose that the available net income of DM 250,880,000 be appropriated to paying a dividend on the capital stock of EUR 582,400,000, or DM 1,139,075,392 respectively.

Berlin, 22 August 2000
Bewag Aktiengesellschaft

/s/ Prof Dr Dietmar Winje Vorsitzender                /s/  Dr Bernd Balzereit
Prof Dietmar Winje Vorsitzender                       Dr Bernd Balzereit

/s/ Hans-Jurgen Cramer                                /s/  Anders Hedenstedt
Hans-Jurgen Cramer                                    Anders Hedenstedt

                                                             Bewag AG
                                                    Business Year 2000 / 1999
                                                    Movements in fixed assets
                                                           (Unaudited)

                                                                         Acquisition or production costs
                                                                                 in DM thousands

                                             At                                   Reclassified                      At
                                        1 July 1999     Additions     Transfers    additions       Disposals  30 June 2000
Intangible assets
Industrial property rights and similar
  rights and assets                        531,961         8,443         17,230     247,984 (2)     31,766        773,752
Payments on account                         20,735         1,483        -17,143           -            188          4,887
                                           552,596         9,926             87     247,984         31,954        778,639
Property, plant and equipment
Real estate, rights equivalent to
  real estate, and buildings including
  buildings on third-party land          3,188,054 (1)    23,298         22,586           -         65,232      3,168,706
Power plant assets                       5,949,402         3,041         16,642           -          5,442      5,963,463
Electricity transmission and
  distribution assets                    5,784,465        34,362 (4)    130,787           -         69,801 (4)  5,879,813
District heating assets                  2,321,362         8,435         36,447           -         11,279      2,354,965
Other fixtures and fittings,
  tools and equipment                      407,832        10,541 (5)     11,866           -         92,082 (5)    338,157
Payments on account and assets
   under construction                      492,561       165,486       -218,235           -         13,061        426,751
                                        18,143,676       245,163            -87           -        256,897     18,131,855
Financial Assets
Shares in subsidiaries                      88,626        22,570          1,000           -              -        112,196
Loans to subsidiaries                       38,000             -         11,993           -            100         49,893
Investments                                766,871       218,824           -995(6)        -            150        984,550
Loans to affiliated companies               13,083            70        -11,993           -            660            500
Other loans                                  3,214        25,712              -           -          2,255         26,671
                                           909,794       267,176              5(6)        -          3,165      1,173,810
                                        ----------      --------       --------    --------       --------     ----------
Fixed assets                            19,606,066       522,265              5(6)  247,984        292,016     20,084,304



(1) After  adjustment  according  to  Section 36 DMBilG
(2) Changed  valuation practice Section 9 GBBerG
(3) Of which  subsequent  deprecation for easements acc to Section 9 G
      BBerG: DM 52, 947 thousand
(4) Of which minor assets: DM 5,542 thousand
(5) Of which minor assets:  DM 1,241  thousand
(6) Of which book transfer from Current  assets DM 5 thousand

          The accompanying notes are an integral part of these statements.

                                                         Bewag AG
                                               Business Year 2000 / 1999
                                         Movements in fixed assets - (Continued)
                                                        (Unaudited)

                   Accumulatd depreciation                                                 Net book values
                        in DM thousand                                                      in DM thousand

     At                                                 Reclassified        At            At             At
1 July 1999     Additions     Transfers    Disposals     additions     30 June 2000  30 June 2000   30 June 1999


   156,436       101,144 (3)         -2      19,334              -        238,244        535,508       375,425
         -             -              -           -              -              -          4,887        20,735
   156,436       101,144             -2      19,334              -        238,244        540,395       396,160



 1,112,898 (1)    98,308              -      38,383              -      1,172,823      1,995,883     2,075,156 (1)
 4,957,632       160,755             11       4,937              -      5,113,461        850,002       991,770

 3,483,192       199,153 (4)         -9      64,984 (4)          -      3,617,352      2,262,461     2,301,273
 1,460,237        84,949              -       8,629              -      1,536,557        818,408       861,125

   312,352        30,420 (5)          -      65,428 (5)          -        277,344         60,813        95,480

         -             -              -           -              -              -        426,751       492,561
11,326,311       573,585              2     182,361              -     11,717,537      6,414,318     6,817,365

    31,659             -              -           -            229         31,430         80,766        56,967
    22,000             -              -           -              -         22,000         27,893        16,000
     7,261           120              -           -              -          7,381        977,169       759,610
       500             -              -           -              -            500              -        12,583
        62             -              -          14              -             48         26,623         3,152
    61,482           120              -          14            229         61,359      1,112,451       848,312
----------      --------       --------    --------       --------     ----------     ----------    ----------
11,544,229       674,849              -     201,709            229     12,017,140      8,067,164     8,061,837



(1) After  adjustment  according  to  Section 36 DMBilG
(2) Changed  valuation practice Section 9 GBBerG
(3) Of which  subsequent  deprecation for easements acc to Section 9 G
      BBerG: DM 52, 947 thousand
(4) Of which minor assets: DM 5,542 thousand
(5) Of which minor assets:  DM 1,241  thousand
(6) Of which book transfer from Current  assets DM 5 thousand

          The accompanying notes are an integral part of these statements.

                                    Bewag AG
                              Corporate Governance
                             Business Year 1999/2000
                                   (Unaudited)
                                                                   Appendix 1
Information on corporate governing bodies
All data provided are relative to the position at 30 June 2000, or to the date of resignation from the Management or Supervisory Board of Bewag AG before 30 June 2000, or to the date of appointment to the Management or Supervisory Board of Bewag AG after 30 June 2000.

+Membership on other Supervisory Board established to comply with statutory requirements.

*Membership on similar controling bodies of business enterprises in Germany and abroad.

                      Additional Mandates Carried by
                        Supervisory Board members

Barney S. Rush                          Marce Fuller
Chairman                                (since 17 September 1999)
Chief Executive Officer of              President, Chief Executive Officer
Southern Energy-Europe B.V              and Director of Southern Energy Inc.
+GASAG Berliner Gaswerke AG             *Curtiss-Wright Corporation (Director)
*Southern Energy Inc.                   *Mobile Energy Services Holdings,
  (Senior Vice President)                 Inc. (Director)
                                        *Southern Company Services, Inc.
Ernst-Otto Kock                           (Director)
Deputy Chairman of the Public           *Southern Company Energy
Services and Transport Trade Union,       Marketing G.P, L.L.C.
Berlin regional administration, Berlin    (Class A Representative)
+Bankgesellschaft Berlin AG             *Southern Energy Asia-Pacific
                                          Limited (Director)
Sven Bergelin                           *Southern Energy International,
Head of the industrial department         Inc. (Director)
 of the Berlin-Brandenburg              *Southern Energy Netherlands
 administration of the German             Management Company, Inc.(Director)
 Employees' Trade Union                 *Southern Energy North America,
                                          Inc. (Director)
Hans-Jurgen Cranier                     *Southern Energy Resources, Inc.
(resigned on 13 December 1999)            (Director)
General Manager Human Resources         *TenFold Energy, Inc.
+EAB Fernwarme GmbH                       (Director)

Prof Rainer Frank Elsasser              Dr. Manfred Gentz
(resigned on 13 July 2000)              Member of the Management Board of
Member of the Management Board           DaimlerChrysler Aktiengesellschaft
 of Bayernwerk Aktiengesellschaft       +DaimlerChrysler Aerospace AG
+Bayernwerk Konventionelle              +DaimlerChrysier Services
Warmekraftwerke AG, BKW                   (debis) AG
  (Chairman)                            +Deutsche Hypothekenbank
+Bayernwerk Netz GmbH                     Frankfurt-Hamburg AG
+Bayernwerk Wasserkraft AG, BKW         +DWS Deutsche Gesellschaft fur
+BayerischeWasserkraftwerke AG, BAWAG     Wertpapiersparen mbH
+Donaukraftwerk Jochenstein  AG, DKJ    +Hannoversche Lebens-versicherungs AG
+GroBkraftwerk Franken AG, GFA          +Zurich Agrippina Beteiligungs-AG
  (Chairman)                            *Banco Daimler-Benz S.A.
+Isar-Amperwerke AG (Chairman)            (Head of Board)
+Osterreichisch-Bayerische              *DaimlerChrysler Espania Holding
  Kraftwerke  AG, OBK                   *DaimlerChrysler France S.A.S.
+TEAG  Thuringer Energie AG             *DaimlerChrysler Mexiko S.A.
*ReCon GmbH (Chairman)                  *DaimlerChrysler Schweiz Holding AG
*Solar-Wasserstoff-Bayern GmbH, SWB     *DaimlerChrysler Treasury Center
*UET GmbH (Chairman)                      Asia Pte. Ltd.
*Bayernwerk Hungaria Rt                 *DaimlerChrysler United Kingdom
                                          Holding plc
Klaus Forster                           *Elektroholding GmbH
(resigned on 13 July 2000)
Member of the Management Board          Dr Hans-Dieter Harig
 of Bayernwerk Aktiengesellschaft        (resigned on 13 July 2000)
+Energieversorgung                      Chairman of the Management Board
  Oberfranken AG                        of PreussenElektra Aktiengesellschaft
+Isar-Amperwerke AG                     +Avacon AG (Chairman)
+OBAG AG                                +Energie-Aktiengesellschaft
+TEAG Thuringer Energie AG                Mitteldeutschland
 (Chairman)                             +EWE AG
+Uberlandwerk Unterfranken AG           +Gelsenwasser AG (Chairman)
 (Chairman)                             +PreussenElektra Kernkraft GmbH (Chair)
+VEAG Vereinigte Energiewerke AG        +PreussenElektra Kraftwerke GmbH (Chair)
*Bayernwerk Hungaria Rt.                +PreussenElektra Netz GmbH
  (Chairman)                            +Schleswag AG (Chairman)
*Elektrizitatsgesellschaft              +Thuga AG (Chairman)
  Laufenburg AG                         *BKW FMB Energie AG
*Watt AG                                *EZH N.V (Chairman)
                                        *Sydkraft AB (Chairman)
                                        *Uranit GmbH

                                    Bewag AG
                        Corporate Governance - (Continued)
                             Business Year 1999/2000
                                   (Unaudited)
                                                                   Appendix 1

                       Additional Mandates Carried by
                   Supervisory Board members - (Continued)

Bernd Helms                               Rita Kuhner-Przwosnik
Foreman, Bewag                            Manager Internal Communications,
                                            Bewag
Wolf-Dietrich Kunze
(since 13 Decmeber 1999)                  Christian Ratjen
General Manager Heating, Bewag             (since 16 August 2000)
+Fernheizwerk Neukolln AG                 Personally Liable Partner at
                                          Delbruck & Co, Kommandit-gesellschaft
Dr. Otto Majewski                         +Bibliographisches Institut F. A.
Chairman of the Management Board          +Brockhaus AG
 of Bayernwerk Aktiengesellschaft         +INKA - Internationale
+Bayrische Versicherungsbank AG             Kapitalanlage-Gesellschaft mbH
+Bilfinger + Berger Bauaktiengesellschaft +Sud-Chemie AG
+Contigas Deutsche Energie-AG (Chairman)  +Delbruck Asset Management GmbH
+Isar-Amperwerke AG (Chairman)            *Maerki Baumann AG
+OBAG AG (Chairman)                       *Pfeifer & Langen KG
+Thilga AG
+ThyssenKrupp Materials & Services GmbH   Dr. Klaus Rauscher
+VEAGVereinigteEnergiewerke AG             (since 16 August 2000)
+VEW AG                                   Member of the Management Board
+VEW Energie AG                            of Westdeutsche Landesbank
*BKW FMB Energie AG                       +Deutsche Post AG
*Watt AG                                  +Frankisches Uberlandwerk AG
                                         +HEW Hamburgische Electricitats-WerkeAG
Carl-Friedrich MeiBner                    +rhenag-RheinischeEnergie
Former member of the Management             Aktiengesellschaft
  Board of Deutsche                       +Thuga Aktiengesellschaft (Vice Chair)
Telekom Aktiengesellschaft                +Thyssen Krupp Industries AG
+NORCOM Technologies AG (Chairman)        +Uberiandwerk Unterfranken AG
+United Internet AG (Chairman)            +VEW AG
                                          +VEW Energie AG
Reinhold Offerman
(resigned on 13 July 2 000)               Karl-Heinz Dieter Regel
Member Of the Management Board            Project engineer, Bewag
 of PreussenElektra Aktiengesellschaft
+Avacon AG                                Gerhard Roggemann
+e.dis Energie Nord AG (Chairman)         (since 16 August 2000)
+Energie-Aktiengesellschaft               Member of the Management Board of
  Mitteldeutschland                         Westdeutsche Landesbank Girozentrale
+EWE AG                                   +AXA Colonia Lebens-versicherung AG
+Lausitzer  Braunkohl AG                  +Deutsche Borse AG
+PreussenElektra Engineering GmbH         +Fresenius AG
+PreussenElektra  Kernkraft GmbH          +Hapag-Lloyd AG
+PreussenElektra Kraftwerke AG, PEK       +Solvay Deutschland GmbH
+PreussenElektra Netz GmbH                +Veba Oel AG
+Schleswag AG                             +WPS Wertpapier Service Bank AG
*Gemeinschaftskraftwerk Kiel GmbH         *AXA Colonia Kapitalanlage-
  (Chairman)                                Gesellschaft mbH
*Kernkraftwerk  Brokdorf  GmbH            *International University Bremen GmbH
*Kernkraftwerk  Brunsbuttel GmbH          *WestKA Westdeutsche Kapitalanlage-
*Kernkraftwerk Krummel GmbH                 gesellschaft mbH (Vice Chairman)
*Kraftwerk EV 3 I/S                       *West Merchant Bank Holdings Ltd.
*Uranit GmbH                                (Chairman)
                                          *WestLB (Schweiz) AG (Chairman)
Richard J. Pershing                       *WestLB International S. A.,
 (resigned on 13 September 1999,            Luxemburg (Chairman)
 re-appointed on 15 September 2000)       *WestLB Research GmbH (Chairman)
Executive Vice President of Southern
 Energy Inc.                              Martin Sattler
*Freeport Power Company Limited           Meter fitter with special
*Empresa E1ectrica del Norte               responsibilities, Bewag
  Grande S.A., Eldenor
  (Primary Director)                      Uwe Scharf
*Mobile Energy Services Holdings, Inc.    Deputy Chairman of the Public
  (Director)                              Services and Transport Trade Union,
*Southern Company Energy Marketing        Berlin regional administration,
  (Class A Represantative)                  Berlin
*Southern Energy Netherlands              +Berlin Brandenburg Flughafen
   Management Company, Inc.                  Holding GmbH
  (Director and Vice President)           +GASAG Berliner Gaswerke AG
*Southern Energy North American
  Generating, Inc. (Director)             Mario Schonian
*Southern Investments UK plc              Senior car mechanic, Bewag
  (Chairman)

                                    Bewag AG
                        Corporate Governance - (Continued)
                             Business Year 1999/2000
                                   (Unaudited)
                                                                   Appendix 1

                       Additional Mandates Carried by
                    Supervisory Board members - (Continued)

Herbert Strobel
Chairman of the Works Council,
  Bewag

Dr Giuseppe Vita
Chairman of the Management Board
  of Schering Aktiengesellschaft, Berlin
+Allianz Lebensversicherungs AG
+Hugo Boss AG (Chairman)
+Continental AG
*Deutsche Bank S.p.A. (Presidente
  del Consiglio di Amministrazione)
*RAS (Riunione Adriatica di Sicurta)
*Sviluppo Italia

                         Additional Mandates Carried by
                            Management Board Members

 Prof. Dr. Dietmar Winje                 Dr Klaus Bechtold
 +Berliner Volksbank AG (Chairman)       (retired on 30 June 2000) Generation
 +GASAG Berliner Gaswerke AG             +Fernheizwerk Neukolln AG
 +Lausitzer Braunkohle AG                +EAB Fernwarme GmbH
 +VEAG Vereinigte Energiewerke AG
 *Partner fur Berlin Gesellschaft        Hans-Jurgen Cramer
   fur Hauptstadt-Marketing mbH          (since 15 December 1999)
                                         Human Resources and Heating
 Dr. Bernd Balzereit
 Finance and Networks                    Anders Hedenstedt
 +BOTAG Bodentreuhand-und Verwaltungs AG (since 13 November 1999)
 +Fernheizwerk Neukolln AG (Vorsitz)     Sales and Customer Service
 +GASAG Berliner Gaswerke AG
 +Landesbank Berlin                      J. Bruce Jones
 +Verlags- und Wirtschaftsgesellschaft   (resigned on 15 October 1999)
   der Elektrizitatswerke mbH, VWEW      Networks and Customer Service
 *Walter de Gruyter GmbH & Co KG
 *Ziehl-Abegg GmbH & Co KG               Dr. Kurt Lange
                                         (resigned on 15 October 1999)
                                         Human Resources and Services
